Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PEREGRINE SEMICONDUCTOR CORPORATION

Peregrine Semiconductor Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Peregrine Semiconductor Corporation and that this corporation was originally incorporated pursuant to the General Corporation Law on February 6, 1990 under the name Peregrine Semiconductor Corporation.

SECOND: That the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:

RESOLVED FURTHER, that the first paragraph of Article Fourth, of the Amended and Restated Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

“FOURTH. The Corporation is authorized to issue two classes of shares designated “Common Stock” and “Preferred Stock,” respectively. The aggregate number of shares that the Corporation shall have authority to issue is 425,524,326 divided into 257,646,862 shares of Common Stock with the par value of $0.001 per share and 167,877,464 shares of Preferred Stock with the par value of $0.001 per share. The Corporation is authorized to issue four series of Preferred Stock, the first of which shall be designated Series A1 Preferred Stock and shall consist of 43,802,022 shares, the second of which shall be designated Series B1 Preferred Stock and shall consist of 12,054,348 shares, the third of which shall be designated Series C1 Preferred Stock and shall consist of 44,874,232 shares, and the fourth of which shall be designated Series D1 Preferred Stock and shall consist of 67,146,862 shares.”

THIRD: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Peregrine Semiconductor Corporation has caused this Certificate to be executed by its duly authorized officer on this 8th day of March, 2012.

PEREGRINE SEMICONDUCTOR CORPORATION

By:	/S/ JAY BISKUPSKI
Jay Biskupski, Chief Financial Officer

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